CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated August 28, 2013 on the financial statements and financial highlights of Granite Harbor Alternative Fund and Granite Harbor Tactical Fund (formerly, SCA Absolute Return Fund and SCA Directional Fund, respectively), each a series of shares of beneficial interest of Northern Lights Fund Trust.  Such financial statements and financial highlights appear in the June 30, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 23, 2013